EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of EQT Corporation for the registration of common stock, and to the incorporation by reference therein of our reports dated February 17, 2021, with respect to the consolidated financial statements and schedule of EQT Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of EQT Corporation and Subsidiaries, included in the Annual Report (Form 10-K) of EQT Corporation for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

July 23, 2021